UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 18, 2018

Houlihan Lokey, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37537	95-2770395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Blvd., 5th Floor Los Angeles, CA	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-5200

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2018, Houlihan Lokey, Inc. (the “Company”) entered into a second amendment (the “Amendment”) to that certain Voting Trust Agreement (the “Voting Trust Agreement”), by and among the Company, the holders of shares of Class B common stock party thereto, and the trustees named therein (collectively, the “Trustees”), which amendment would permit shares of the Company’s common stock to be released from the voting trust created by the Voting Trust Agreement in order for such shares to be pledged as collateral for certain loans by a third-party financial institution to eligible employees of the Company. The Amendment would permit each eligible employee to have up to 15,000 shares of the Company’s common stock released from the voting trust in connection with any such loan, subject to a maximum of 1,000,000 shares of common stock in the aggregate that may be released from the voting trust by all eligible employees.

The full text of the Amendment is filed herewith as Exhibit 9.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2018, Ron K. Barger, Robert J.B. Lenhardt and Paul E. Wilson resigned from their positions as directors of the Company, effective as of such date. Each of Messrs. Barger, Lenhardt and Wilson were nominated by ORIX HLHZ Holding LLC (“ORIX”), and were elected as directors of the Company in accordance with that certain Stockholders’ Agreement, dated as of August 18, 2015, by and among the Company, ORIX and the Trustees (the “Stockholders’ Agreement”). ORIX was obligated to cause three of its director nominees to tender their resignations as a result of ORIX’s Post-IPO Percentage Ownership (as defined in the Stockholders’ Agreement) decreasing below 10%. Pursuant to the Stockholders Agreement, ORIX is still entitled to nominate one member of the Company’s board of directors. Hideto Nishitani continues to serve on the Company’s board of directors as a nominee of ORIX.

Effective immediately following the resignations described above, the remaining members of the Company’s board of directors (i) elected Paul Zuber to serve as an independent Class I director of the Company, until the 2019 Annual Meeting of Stockholders and until such time as his successor shall be duly elected and duly qualified or until his earlier death, resignation or removal and (ii) reduced the size of the board from eleven members to nine members. Mr. Zuber was also appointed as a member of the Company’s Audit Committee and Compensation Committee.

There are no arrangements or understandings between Mr. Zuber and any other person pursuant to which Mr. Zuber was selected as our director. There are no transactions in which Mr. Zuber has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Company’s 2016 Incentive Award Plan (the “Incentive Plan”), Mr. Zuber will receive a restricted stock award of shares of Class A common stock with a value equal to $100,000, which will vest in equal installments on the one-, two- and three-year anniversaries of Mr. Zuber’s election to the board of directors, subject to his continuing service through the applicable vesting dates and shall vest in full upon his death or disability in accordance with the Incentive Plan. Consistent with other independent directors, Mr. Zuber will receive an annual cash retainer for his services of $62,500 and an annual award of Class A common stock with a value equal to $87,500 (each of which is prorated based on the time of service for each year). We expect to enter into our standard form of indemnification agreement for executive officers and directors with Mr. Zuber.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

9.1	Amendment No. 2 to the Voting Trust Agreement, dated as of October 18, 2018, by and among the Company and the Trustees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOULIHAN LOKEY, INC.

By:	/s/ J. Lindsey Alley
Name:	J. Lindsey Alley
Title:	Chief Financial Officer

Date: October 19, 2018